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Explanatory Note

This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on February 6, 2013 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal second quarter ended December 31, 2012 and provide an update on corporate developments. There is also a webcast of the call available through the Company’s website, http://www.synthesisenergy.com/. An archived version of the webcast will be available on the Company’s website through March 6, 2013. A telephone replay of the conference call will be available approximately one hour after the completion of the call through March 6, 2013. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 10024318#.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.

You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

SYNTHESIS ENERGY SYSTEMS

“Synthesis Energy Systems Second Quarter 2013 Earnings Conference Call”

02/06/2013, 08:30 am

Robert Rigdon

Kevin Kelly

Matthew Haines

OPERATOR:	Good morning, and welcome to the Synthesis Energy Systems second quarter 2013 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*“key, followed by “0.”

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone key pad. To withdraw your question, please press “*” then “2.” Please note this event is being recorded.

I would now like to turn the conference over to Mr. Matthew Haines, managing director of MBS Value Partners. Please go ahead, sir.

MATTHEW HAINES:	Thank you, Denise. Good morning everyone, and thank you for joining Synthesis Energy Systems Earnings Conference Call. Today management will discuss financial results for the company’s second quarter of fiscal 2013, ended December 31, 2012, and will provide an update on corporate developments. Following management’s prepared remarks, we will open up the line for your questions.

Before we begin, I would like to remind you that during this call management will be making forward-looking statements within the meaning of 27A of the Securities Act of 1933, as amended, and Section 21E of the Security Exchange Act of 1934, as amended. All statements other than statement of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements are based will prove to have been correct.

Please note that in connection with the proposed ZJX China Energy transaction, SES has filed a preliminary proxy statement and intends to file a definitive proxy statement with the SEC, and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with this transaction.

You may obtain the preliminary proxy statement, and when available, the definitive proxy statement for free by visiting EDGAR on the SEC website at www.SEC.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decisions, because that document will contain important information. Please refer to the company’s annual report on form 10K for the year ended June 30th, 2012 for further discussion on risk factors. SES’s 10K and other SEC filings are available on the Security and Exchange Commission’s website at www.SEC.gov, or on the company’s website at www.SynthesisEnergy.com.

And now I’d like to turn the call over to Robert Rigdon, president and CEO. Robert.

ROBERT RIGDON:	Thanks, Matt. Good morning and welcome to our second quarter fiscal 2013 earnings call. With me on the call today is Kevin Kelly, our chief accounting officer. I’m pleased to report today that the company is progressing well. We are keenly focused on delivering key objectives for the company that are intended to grow its revenue, earnings, and operating cash flows in 2013 and will have a meaningful impact to our business.

We’re currently completing a major and significant milestone for the company, with our YIMA joint venture plan now in the early staging of producing methanol. Separately, we have recently signed two important technology engineering agreements, one to apply our technology into large-scale steel production, and another to apply our technology in the production of methanol from municipal waste such as refuse-derived fuels.

Also, over the past quarter we have been evaluating small-scale power applications to validate the potential market and seek initial customers for power plants using our technology, in combination with small-scale gas turbine engines.

Lastly, we have entered into a new agreement to renew and expand our relationship with Crystal Vision Energy, which is expected to deliver to SES China significant new levels of funding and financing and near-term earnings, in conjunction with strategic M&A opportunities currently being pursued.

In a moment I will provide a more in-depth overview of our progress and answer questions. But now I’d like to turn the call over to Kevin Kelly to review our second quarter financials. Kevin.

KEVIN KELLY:	Thank you, Robert. Revenue for the quarter ended December 31st, 2012, was $13,000 versus $183,000 for the quarter ended December 31st, 2011, due to fewer technology services performed during the period. We continue to keep the ZZ plant idle while we work diligently to negotiate a new commercial arrangement with Xuecheng Energy or XE, an affiliate of Shangdong Weijiao Group. Through December 2012, XE owes the ZZ Joint Venture $6.8 million in past-due capacity fees, which we are working to recover in a new commercial arrangement. Discussions regarding the non-payment and restructuring are ongoing. In the event we are not successful in reaching agreement with XE, we may seek to recover the outstanding capacity fees through binding arbitration.

Technology licensing and related services revenues for the quarter for $13,000 versus $164,000 for the prior year’s comparable quarter; however the company has recently received orders from customers totaling $850,000 for technology services that are expected to be recognized as revenue for the quarters ending March and June of 2013.

The company’s operating loss for the quarter was $3.9 million, versus $4.8 million reported for the second quarter of fiscal 2012. The decrease in the operating loss was due primarily to lower costs at the ZZ Joint Venture plant while holding the plant idle. The net loss attributable to stockholders for the quarter was $4.4 million, or $00.7 per share, compared to a loss of $5 million, or $00.10 per share, for the second quarter of fiscal 2012.

Our weighted average common shares outstanding increased approximately 22% for the quarter ended December 31st, 2012, compared to the quarter ended December 31st, 2011, due primarily to the sales of stock to Hongye and Zhongmo in September and October of 2012.

Our SRS Joint Venture incurred expenses of $272,000 for the last quarter. We expected expenses to decrease significantly over the next couple of quarters. We believe the markets today are not conducive to raising new business development funds for coal resources, and therefore, we have chosen to temporarily suspend the expenses of SRS until the markets improve.

In October we closed on the sale of an additional $6.8 million in common stock to Hongye and Zhongmo, which completed the transactions, totaling $15.5 million of stock sales. As of December 31, 2012, the company had $23.3 million in cash, and working capitol of $15.6 million. And now I’ll turn the call back over to Robert.

ROBERT RIGDON:	Okay, thanks, Kevin. We’re focused on securing new important partners and strategic collaborations in China that will help us fund and accelerate the growth of our business there, as well as forming new partnerships with strategic and well-capitalized industrial companies to build market-segment business verticals with a potential to pull through a meaningful volume of SES equipment, technology, and services into the markets where the partners have their business.

Now let’s start with the update on China. First and foremost, we are very excited that our Yima Joint Venture plant, which we consider to be a key element to the company’s success, had its first methanol production at the end of December. Accomplishing this milestone was significant to meeting the project goals and objectives for the joint venture and also moves us towards accomplishing full production rates of the plant.

Additionally, we announced yesterday that we have achieved new operating milestones, including a 23-day run of one gasifier, and a simultaneous operation of two gasifiers, which is how the plant will run when it’s at full capacity. The joint venture is planning to be producing and selling refined methanol from local Yima coal at full capacity rates by early summer this year. Its design capacity is 300,000 tons of refined methanol per year, and for this year, 2013, the joint venture is targeting a total annualized production of about 210,000 tons, or about 70% of the full production rate for the plant.

With methanol prices currently averaging about $2,600 to $2,800 Chinese renminbi per ton, the JV plant would generate about $90 million in gross revenues this year based on current exchange rates. At an annual rate of full production, the plant would generate between $130 million and $150 million in revenues at today’s methanol prices.

Now as you may recall, the Yima Coal Company controls 75% of the JV and SES has 25% ownership. When the JV was put together in 2009 we arranged for favorable commercial terms for the coal supply from Yima. Based on favorable coal pricing and good management by the Yima Joint Venture team, we believe that the plant has a capability of delivering attractive operating margins. SES is currently supporting this joint venture by supplying management personnel, such as two assistance general managers and a large team for the start-up for the gasification systems inside the joint venture.

The long-term plans for this project site continue to be building out additional methanol-equivalent capacity on the order of about 900,000 tons per year, once this first phase is fully operational. This would bring the total capacity to about $1.2 million tons per year of refined methanol. In fact, significant portions of the utility infrastructure and personnel support buildings were installed during this first phase.

Based on the recent accomplishments at Yima, the interest we have received from potential customers and partners visiting the plant has increased significantly. In particular, we have a number of clients in our technology opportunity pipeline who have been waiting to see a reasonable level of commercial demonstration from the Yima plant before making key decisions about their projects moving forward with our technology.

Although SES today is not a very large company, we believe that the potential that we have to participate in the global energy market is enormous, based on our demonstrated low-cost feedstock flexible technology, which can utilize most of the world’s coal, coal waste, and renewable feedstocks. The startup of our Yima plant is already shows signing of magnifying the interest to include our technology in large-scale energy projects globally.

Now our objectives in China remain steady; to quickly establish earnings and operating cash flowing from new and existing China investments in increasing amounts over the next 12 to 18 months. To facilitate the continued growth of our business in China, we were pleased to announce in December that we extended our engagement with Crystal Vision Energy for another 24 months, based on how pleased we have been with the early results generated by their team working together with us.

CVE was instrumented in assisting us in completing the strategic cooperation with Hongye and Zhongmo last year. With CVE we have laid out a strategy for our SES China business. This consists of generating operating cash flows from our Yima project, recouping our lost capacity fees from ZZ, amounting to about $6.8 million, and repurposing our ZZ plant.

In addition, we intend to raise funds and finance the acquisition of strategically relevant operating assets in China, some of which we have access to through Hongye and CVE. We are reviewing assets such as methanol fuel blending facilities, compressed natural glass, fuel operations, and operating coal mines in locations that would give SES a unique advantage in using our technology for using low-cost coals and coal waste to produce methanol, substitute natural gas for pipelines, and other chemicals and transportation fuels.

It’s our goal that the earnings generated by our operations and these potential acquisitions would fully cover our China operating expenses and enable us to further grow our business there, with the goal of eventually becoming a significant part of the new clean energy landscape in China.

Moving onto the ZZ Joint Venture, our ZZ Joint Venture is one of the key challenges to overcome during this current quarter. As you may recall, Hai Hua stopped paying the capacity fees owed to the ZZ Joint Venture. As a result, ZZ has been idling the joint venture since late 2011. And we have undertaken measures over several months to find a solution and reach agreement.

In the middle of last year, the Hai Hua facility was bought by a larger and financially stronger Chinese company called Weijiao. With Weijiao’s involvement, Hai Hua was renamed Xuecheng Energy. And we have grown more optimistic that we can reach a financially acceptable solution for all parties. Over the recent months, Xuecheng has shown some degree of good will by paying in advance of approximately $800,000 to the ZZ Joint Venture. We have greatly intensified our efforts over the last quarter to achieve agreement that would recoup our outstanding capacity fees and restructure the joint venture to get the project running again profitably.

Recently we engaged a seen your leader from CVE to assist in this effort, and we believe we are getting closer to a resolution with Xuecheng and Weijiao. It’s too early for me to describe any details of a possible solution because things can change before final agreement is achieved. However, as long as we see progress and believe we can resolve this amicably with Xuecheng and Weijiao, then we plan to stay on this course and avoid taking the path towards arbitration. That said, we have not ruled out binding arbitration or other further legal steps to recoup the outstanding capacity fees and the future capacity fees due under the original 20-year contract.

Now, finally, for China, discussions regarding the potential strategic investment of ZJX China Energy into SES do remain active, as ZJX continues to structure their funding for China Energy with possible investors.

Now outside China we’ve made significant progress since our last call. As I mentioned, our focus is on establishing the valuable business verticals in partnership with other industrial companies that now operate in markets where our technology can bring significant new value through opening up new business lines or dramatically improve economics on existing business lines. These types of partnerships are not capital intensive and have the ability to pull through SES equipment, technology, and services. We are currently advancing business vertical opportunities for waste and renewable feedstocks for fuels and chemicals. We are also advancing separate power and steel market verticals.

In December we announced an important agreement with a global leader in iron ore processing and steel production. This agreement funds our study of the integration of our advanced gasification technology with the steel production technology. We believe that the study will validate that this technology integration will be synergistic and will result in a highly feedstock flexible means of producing steel in developing parts of the world, with attractive economics in environmental characteristics. Positives results from this study could lead to a joint venture business that would be a first of its kind in this industry. We have targeted this market segment as a key business vertical platform for our technology.

Additionally, in January, we announced a second similar agreement with a confidential customer to study the optimal use of renewable feedstock combinations for the production of green chemicals. Now these feedstocks may include auto-shredder residue, refuse-derived fuels, and other waste materials that can be efficiently and cost effectively used to produce valuable chemicals.

The plants being contemplated are expected to have attractive environmental footprints, as they would process these waste streams with exceptionally low emissions profiles. In addition, these plants have the potential to include carbon-capture capability. This green chemicals business has potential to lead to a joint venture business partnership and would be a business vertical that would be attractive in the U.S., Europe, and Japan, as well as China, India, and other fast-developing countries.

The production of green chemicals could include ammonia for fertilizer, methanol, and derivatives of methanol such as gasoline, propylene, acidic acid, and many other basic chemicals. The carbon dioxide captured from these projects would be safely stored and would supply all producers with the ability to recover untapped reserves. Unlike others interested in such a business, SES can supply this industry with a commercially-proven gasification technology at economical scale.

To help demonstrate and define the potential for these two business platforms, we are being assisted by Fluor for both of these paid studies, which total to $850,000 in revenues for the company, with a potential to add more customers shortly. To date, Fluor has shown significant confidence in our technology capability through its recent engagement with global customers evaluating the implementation of coal gasification technology in the projects, and they bring decades of expertise around implementing gasification technology into energy projects around the world.

Now I would like to discuss a third business vertical under development. For the last several years we’ve been aware of interest in using our technology for small-scale power generations in regions where conventional fuels are scarce or expensive. We’re learning that small-scale power plants are needed in locations where electricity supply and infrastructures immature, or the location is too remote, and where a large demand is incurred, such as at mining operations, petrochemical plants, and for communities and facilities which do not have access to grid supplied power or inexpensive fuel. This is a very common occurrence in developing regions such as Eastern Europe, Southeast Asia, Africa, and South America.

According to the U.S. Energy Information Administration, the power generation growth in these regions over the next four years from syngas alone is predicted to be almost eight gigawatts. The potential business that can be built from this framework could be very substantial for SES. Our ability to use local, low-cost feedstocks, including lignite coal waste in refuse enables these growing economies to build electricity generation using our technology, paired with small-scale, well commercialized, aero-derivative gas turbine engines.

Plants such as this would be supplied as an engineered package, designed in module sets, which could be fabricated inexpensively in regions like China and shipped to projects all over the world. We are advancing discussions with the engine suppliers and potential customers, and we are excited about the possibilities of this endeavor and I look forward to providing more updates as this develops.

Over in India we’ve been working hard to achieve our first licensing order for our technology and to close on a collaboration agreement with an Indian manufacturing company for jointly marketing our technology in the country. As we strive to finalize our first order in India, we have been adapting our commercial approach to meet the customers’ requirements for expanding our scope of work. In order to meet these needs, we are now jointly working with a leading global engineering procurement and construction company to meet the customers’ requirements and, hopefully, we will win this first project in India very soon.

This first licensing project, which would include equipment and technical service supplied by SES, is for a large steel producer in India who is expanding their steel production based on coal gasification to supply syngas to the steel-making process. We believe that a first gasifier in India would be a significant launching pad for us to implement additional projects on a more rapid schedule, and we are excited to be making good progress towards closing this deal.

The most important and key element that SES brings to all of these potential business verticals is our unmatched, extremely wide, low-cost feedstock capability, and our low-cost approach to doing the business. As I have said many times, our ability to efficiently and cost effectively convert the world’s cheapest and most abundant feedstocks into valuable clean energy and chemical products is our most attractive value proposition, and now we are working with some large industrial companies operating in these energy and chemical businesses to take advantage of our technology’s ability to open up entirely new product lines in existing markets, and lower the cost of production in others.

So as you can see, we are dealing with our challenges, and we are making good progress on our ongoing projects. We are advancing towards building several new valuable and potentially large business vertical ventures, which should have a very positive impact on our company. We are excited about these long-term prospects but also remain focused on the near-term goals of delivering revenues and earnings from our China and technology businesses, such that we turn the corner during calendar 2013 towards profitability. And we believe that we are well positioned to do so, with our Yima project now progressing well through its start-up and with the financing and M&A work and progress now in China, along with the potential to form new business vertical partnerships this year. I look forward to reporting on all of these developments on our next call, if not before. And with that, I’ll open up the call for questions.

OPERATOR:	Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your telephone key pad. If you are using a speakerphone, please pick up the handset before pressing the keys. If your question has been answered and you would like to withdraw from the queue, you may press “*” then “2.”

At this time, we will pause momentarily to assemble our roster. And once again, it is “*” then “1” to ask a question. Our first question will come from Robert Smith of Center for Performance Investing.

ROBERT SMITH:	Good morning, Robert.

ROBERT RIGDON:	Good morning.

ROBERT SMITH:	It looks like there is a lot of iron and steel in the fire, so to speak.

ROBERT RIGDON:	Yeah.

ROBERT SMITH:	Yeah, my first question is it seems so much is dependent on this methanol unit really getting up and running toward full capacity to induce others to move on this. So, yeah, when I got involved with the company, I guess the excitement was the potential arrangement with ZJX, and the possible garnering of a share price toward the $8 level. Now, with so many kind of possibilities in the wings, although the capital gains from about $1 a share to $8 is kind of enormous in and of itself, the possible potential of the enterprise, in a way, might dwarf something like that in the future.

So my first question is in talks preceding, to try and put that initial venture to bed, are you at all having second thoughts about possible terms, and essentially surrendering the control to another entity?

ROBERT RIGDON:	Robert, first, that’s a very good question. I agree with you in that when we initiated the work that we were doing with ZJX, which, you know, is still ongoing in terms of ZJX securing funds for their investment from China Energy, we were about one year into the construction, engineering, you know, and construction of our Yima project, and its taken ZJX much longer than we had anticipated to complete their funding efforts.

Now when you look at what we’ve done over those remaining probably 20 to 24 months, now with the Yima project coming on, as you know, we’ve been very, very active in key regions of the world like China and India, and now with the new interest in the U.S., and with Yima now, you know, starting to operate, and clearly on track now for hitting its targets, then it actually, in the interest, because of the opportunity pipeline that we’ve built up, I agree with you that the possible enterprise value here with business vertical partnerships with the industrial companies has potential to be very, very large.

So part of what we’re doing, frankly, with the work in China that I just discussed in financing our China business is our initial step with Crystal Vision’s help to get all alternatives on the table in terms of financing. And we are not exclusive to ZJX in this agreement, and so we are out now engaged with a number of parties that are showing significant interest in SES because of what we have accomplished over the last couple of years. So we’re going to make the right decision for the shareholders, the one that we believe is going to drive the most value. And at this time, I think we’ve got to just get everything on the table in front of us, and we’re doing that very quickly right now.

ROBERT SMITH:	So in a way, if tomorrow ZJX suddenly appeared and said, “Well we’ve got it. We’re done and we’re ready to move forward, you would say, “Well wait a minute, let’s get everything on the table and examine this as far as the shareholder value to Synthesis Energy.”

ROBERT RIGDON:	Well we’re getting everything on the table now, Robert. And ZJX is unlikely going to walk in.

ROBERT SMITH:	No, I understand that.

ROBERT RIGDON:	So I think the reality of what’s happening is we’re putting everything on the table right now simultaneously. And so that’s sort of a what-if case. You know, ZJX, through China Energy and the way we structured that agreement, can create a lot of value for the company. If they walk in with the money right now, we’re going to sit down and say, “Okay, is this what’s in the best interest for shareholders to continue this?”

ROBERT SMITH:	I don’t expect that to happen either, Robert. But I was just thinking hypothetical.

ROBERT RIGDON:	Yeah. But your point is really good, Robert. The thing that may sort of be lost on people is just how much work we’ve done over the last two years. And Yima project just brings it all together. And I’ve been saying there’s a lot of pent up interest in our company and waiting for this project to get going, and now that interest is starting to mobilize, and we’re seeing — and people’s — these projects that people are looking at building, based on our technologies, are large investments, so they want to see the comfort of a large-scale project like Yima operating, and that’s a big catalyst for us.

ROBERT SMITH:	How has the Chinese winter been impacting what you’re doing?

ROBERT RIGDON:	Yeah, we’ve been actually managing okay. There’s been some cold snaps over there, but surprisingly well. I’ve been a little bit concerned, you know, because these winters, particularly in Hannon where this project is being built can get pretty cold. But they have managed well. We haven’t had a lot of winter-related issues in this project, so that’s telling me we’ve probably done a pretty good job initially on the engineering design for the local weather conditions.

ROBERT SMITH:	And how about the recent publicity, again, about pollution in Beijing? And how does that play into the question of dirty coal — eliminating dirty coal and moving to renewables and your expertise in sort of using clean technology?

ROBERT RIGDON:	Well that’s right square in the center of the value we bring. Because, you know, you’re right, Beijing has had some of the worst air pollution, which is typical of this time of year actually, but it has been particularly bad this year, because of the old-style coal generation technologies that are running all over China.

What we bring to the table is very, very clean and efficient conversion of coal, but not just coal, it’s cheap low-cost coal that makes our projects not only clean, environmentally friendly, but also attractive in economics.

Now China is taking steps towards cleaning up. They really are trying to do it. It’s just a big massive undertaking. And so what we see in China is moving toward technologies that are not just clean but that are clean in economic. And we are seeing now very definitive moves in China and increasing interest in renewables, starting to get those types of renewable plants built. And you know where we’re seeing that is the most, I guess, telling is in the suite of potential financing sources of strategic partners that we’re in discussions with in China, just the numbers of those whose charter or significant part of what they want in their portfolio is focused on green clean energy. Because these folks that we’re talking to see a huge business opportunity in this area in China, and there just are not a lot of large-scale commercial technology options for renewables, and this is another very sweet spot for us, yes, because we can do renewables, large scale for renewables. Large scale for renewables, by the way, Bob, is smaller scale for coal, and so it’s a very ease putt for us.

ROBERT SMITH:	And going further, in the past you have mentioned projects of work in Africa and Australia, and I was just wondering where those are at the moment?

ROBERT RIGDON;	Yeah, so what’s really happening here is that these potential projects, such in Africa, which are generally more centered around either small-scale power or are producing chemicals like ammonia, you know, for agricultural purposes, and projects in Australia, as well, as projects in India.

What they have done to our opportunity pipeline is that they are aggregating. These are aggregated into market segments like the ones I was mentioning, such as steel for example, which is a big growth area in India; such as small scale power and their renewables’ platforms. And these are allowing us, because this sort of naturally evolves into talking to the large industrial companies, that we can partner with our technology, and they’re already operating in these businesses significantly so that we can then come in and pull our technology and equipment, and that’s why we’re now moving to leverage what we did over the last two years into forming these type of strong technology partnerships to pull through our technology into those areas,. And that’s what’s really happening to those projects, so they’re there, and we want to roll those into our business vertical opportunities.

ROBERT SMITH:	And your comment about how you see 2013 unfolding, is it fair to say that if what you expect to happen happens, then you would not have to have a need for additional cash in 2013? I know it’s financing I mean.

ROBERT RIGDON:	Right. So what we’re doing is very aggressively financing the business in China. And once we have completed that and moved on some of these M&A activities that are actually progressing pretty fast right now, and those are in place, and all that financing is being completed and those are in place, then that is our goal is to move the company on into profitability and work off of our operations. But, you know, it’s going to take us — you know, we’ve got to have another step to get there, at least another step here with our financing in China.

ROBERT SMITH:	Uh-huh, okay, thank you. And the prospects, again, appear very exciting. And although there hasn’t been much to be shown top or bottom line yet, the potential is very apparent to me. Good luck.

ROBERT RIGDON:	Thank you.

OPERATOR:	Once again, if you would like to ask a question, please press “*” then “1.” And we have a question from Steven Begleiter, a private investor. Please go ahead.

STEVEN BEGLEITER:	Hi, Bob, how you doing?

ROBERT RIGDON:	Hi, Steven.

STEVEN BEGLEITER:	Good, hi. So appreciate all the insight. I don’t spend a ton of time following all the SYMX news. But it just to follow up on the last question on capital rates, it just seems to me that every time I focus on it, the date when Yima is up and running and producing revenue seems to get pushed back six months. It may be a misstatement, but that’s just how it seems.

And, again, you probably remember, I’m sort of like a battered child trying to do ventures in China, and so I was wondering if you could comment on, one, has the time line got extended, what’s the risk of it getting extended again, and how much extension risk would require additional capital? Because I agree, if Yima gets done and it’s effective, I’m sure you’ve got a whole host of things that really have a much higher probability of being valuable for the company. But, you know, I’m just really sensitive to things going to, you know, China, just sort of the step by a thousand cuts, new approvals, new partners, guys change jobs, they take fresh looks at thing, whatever.

And, you know, the end of this year, which I was sort of expecting fourth quarter of last year to be — somehow that date was in my head that that’s when things would start generating revenue, and now it looks like it’s going to be, you know, sometime well into 2013, like the end of the year. And, like, if we get pushed back another year for reasoning not under your control, like what’s the plan? Could that happen, and what’s the plan?

ROBERT RIGDON:	Okay, that’s a very, I guess, relevant question. You know, Yima, the project, initially, we had been planned to have that project running in the early startup stage, I guess the middle of last year, so about six months ago. And that project slipped, as I reported before, because of the, oh, I guess about a year or so after we kicked it off, Steven, you may recall there was, because of what was going on in the global financial markets and commodity priors with chemicals, there was sort of a several-month review of maybe moving that project over to glycol production, which we ultimately decided not to do. That really was the bottom line of what shifted things on us.

And since then, JV has actually done a very good job of getting the project back up and running. So, look, where we are now in terms of what’s the risk of further delays, you know, the project is starting to run. So there are several items in here in terms of minor commissioning that need to be done, but the projects on the ground, it’s built, we’re starting to operate it. It’s a big large-scale project, so it takes — like I was saying, it’s going to take a few months here, hopefully just two or three, but we’re allowing to the middle of summer. And we’re starting to see the unit coming up.

And while we’ve been making these runs we’ve actually had methanol production. You know, because it’s intermittent, we’re not really trying to report on how much methanol has been produced yet. But we’re starting to see methanol production now. And so, you know, most all of the risk of this project is out of it now.

Now where we are is getting this joint venture team, that seems to be moving it forward pretty well at the moment, just to keep up on track and get it up and going. And there just should be a tremendous amount of comfort taken from the fact that the project is running. And if it wasn’t running, you know, that would be a different story, but we got all the pots and pans on the ground now, and the project is running.

STEVEN BEGLEITER:	The project running, and I understand like, you know, you need to run it for various periods of time, increase pressure, heat, capacity, like you don’t just sort of want to turn it on and treat it like the New Orleans Super Dome or something like that. But end of the year just seem like a long time. Like, this is basically February 1st, and, like, why can’t we get revenues in April.

ROBERT RIGDON:	Well we may. We very well may. You know, the joint venture should for sure. You know, in the joint venture, the distributions from the joint venture would be the next thing that we would be looking at. So very well may. And basically what I just sort of went through here was that the operation office the joint venture would get us to up pretty steady state. Now this is the key, full steady state for production of the Yima Joint Venture plant by early summer. That means, you know, by March or April, that plant should be running often and producing methanol.

STEVEN BEGLEITER:	Okay.

ROBERT RIGDON:	And you know, there just may be tuning and debugging and things that you would normally expect in a project that are going on.

STEVEN BEGLEITER:	Sure. Yeah. No, I think it’s going to take you a bit of time to figure out what the sweet spot is to optimize the production.

ROBERT RIGDON:	Yeah, exactly.

STEVEN BEGLEITER:	And I know you disclosed this, and so I don’t want you to answer a question that you can’t. But when Yima is running at full capacity, the amount of methanol times 25%, times the current market price of methanol, or whatever else you’re producing, glycerol, is approximately what per share?

ROBERT RIGDON:	Oh, on a per-share basis, I haven’t done that calculation off the top of my head. But if you look at that revenue, 25%, that plant running at full rates at today’s methanol prices throws off, on the order of $150 million a year revenue for the joint venture. 25% of that revenue stream, you know, is represented by us, our ownership there. And I’m not going to offer too much guidance on operating margins. We’re looking at it to see where we are, but we believe they’re going to be attractive.

STEVEN BEGLEITER:	But obviously you have your corporate-level expenses. Are there JV-level expenses too, against that 37,500?

ROBERT RIGDON:	Oh, in terms of the — this is all happening inside the JV. I’m not sure I understood your question, Steven. But this is all happening inside — what you’re asking, all of this is happening in JV.

STEVEN BEGLEITER:	The JV level expenses against this revenue, that’s what I’m asking?

MALE SPEAKER:	Steven, the numbers he was talking about, that was top-line revenue from methanol sales. That’s before any operating costs of the JV.

STEVEN BEGLEITER:	Okay, I got it. You have both JV-level expenses, whatever they are, and then obviously you’d get the net of that, and net of what has to be cap X, or whatever. And then you have what that amount was, you have to go against your corporate expenses.

ROBERT RIGDON:	Yes, that’s right.

STEVEN BEGLEITER:	Okay.

OPERATOR:	Thank you. This will conclude our question-and-answer session. I would like to turn the conference back over to Robert Rigdon for his closing comments.

ROBERT RIGDON:	Okay. Well, look, thanks everybody for the questions and for your time with us on the call this morning. Since there are no further questions, we’ll go ahead and end the call.

OPERATOR:	Ladies and gentlemen and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You my now disconnect your line.